Exhibit 99-1

Media Contact:  Chris Tofalli

Broadgate Consultants, Inc.

212-232-2226

Investor Contact:  Bruce Kirk

Scott Wenhold

Graphic Packaging Corporation

770-644-3085

GRAPHIC PACKAGING CORPORATION REPORTS FIRST QUARTER 2004 RESULTS

Marietta, Georgia, May 5, 2004 – Graphic Packaging Corporation (NYSE: GPK), formerly Riverwood Holding, Inc., a leading provider of paperboard packaging solutions, today reported a net loss for the first quarter 2004 of $12.4 million or $0.06 per share, based upon 198.4 million shares.  Results for the quarter compare to a net loss in the first quarter 2003 of $9.8 million or $0.09 per share based upon 114.9 million shares.

In August 2003, Graphic Packaging International Corporation and Riverwood Holding, Inc. merged in a stock-for-stock transaction and at that time Riverwood Holding, Inc. was renamed Graphic Packaging Corporation.  The merger has been accounted for as a purchase transaction.  Results for the first quarter 2003 are the results of Riverwood Holding, Inc.  Results for the first quarter 2004 are those of the merged company.  The unaudited pro forma net loss for the first quarter 2003 was $8.9 million or a loss of $0.04 per share based upon 198.4 million shares.  Results for the first quarter 2004 reflect improved carton sales, continued weak containerboard prices, higher energy and fiber costs, a charge associated with asset retirements and disposals and increased amortization of intangibles.  Unaudited pro forma Statements of Operations for the four individual quarters of 2003 were provided in a supplementary table attached to the 2003 fourth quarter and full year earnings release and are also attached as a supplementary table to this release.

Despite a debt increase in the first quarter 2004, the company expects to achieve the full year debt reduction of approximately $100 million as was previously announced.  During the first quarter 2004, the Company’s total debt increased by $63.9 million to $2,218.5 million as compared to $2,154.6 million at year-end 2003.  This debt increase was a result of timing factors and the high level of capital expenditures during the first quarter.  Interest payments on the Company’s fixed rate notes occur in February and August.  The Company’s cash interest expense in the 2004 first quarter was $57 million. Working capital at the end of the first quarter was $59.2 million above that at year-end 2003 reflecting seasonal factors that affect our business.  Capital expenditures in the first quarter were $45 million.

“Our sales gain for the first quarter was led by strong sales for food and consumer products cartons.  New carton business mandates that were achieved in late 2003 have been substantially integrated into our volumes and are reflected in our sales for the quarter.  The numerous awards received at the recent National Paperboard Packaging Competition illustrate the wide range of the Company’s innovation in carton design,” said Stephen M. Humphrey, President and Chief Executive Officer.  “Adoption of our Fridge Vendor® beverage carton continues to advance. We are pleased that in April, Miller Brewing introduced nationally two of its beer brands packaged in this innovative, patented carton.”

“We announced in a separate press release today our plan to close plants in Bow, NH, and Clinton, MS.  These are strategic initiatives to maintain our low cost converting system and to recognize opportunities for synergies afforded by the merger.  These plant closings together with the previously announced closing of the Garden Grove, CA plant are expected to generate approximately $19 million of synergies, improved cost structures and increased productivity by the end of 2006.  The synergies are incremental to the $52 million of synergies that were announced at the time of the merger.  The five plant closings that had been announced in 2003 and this year will reduce our total employment by approximately 4% which also reflects additions that will take place at certain locations.  Synergies expected due to the merger of the companies are ahead of the timetable that was anticipated in 2003.”

“Progress on our capital spending program to enhance the competitiveness of our beverage carton converting system is on track.  The first of two new flexo press systems being installed at our expanded Perry, GA plant successfully started up in mid-March.  The second press moved into start-up in mid-April.  These installations are an integral part of this initiative which is expected to reduce our costs relative to 2002 by $39 million by 2005.”

Net sales were $575.9 million for the 2004 first quarter representing a $277.9 million, or a 93.3% increase, compared to the $298.0 million reported for the 2003 first quarter.  Net sales were $32.8 million, or 6.0% higher than the unaudited pro forma net sales of $543.1 million in the 2003 first quarter.

•                  A positive sales contribution of $15.3 million resulted from favorable foreign currency exchange rates.  The Company’s total international sales were $97.6 million or 16.9% of total sales for the 2004 first quarter.

•                  Sales to North American beverage markets were off approximately 1% on a pro forma basis due to lower year-to-year pricing and mix.

•                  Carton sales to North American food and consumer product markets rose 9.2% on a pro forma basis as a result of additional volumes to a wide range of major customers.

•                  Containerboard sales declined $3.5 million or 15.8% due to lower average pricing.

Income from operations for the 2004 first quarter was $26.7 million, as compared to $24.9 million in the 2003 first quarter.  Income from operations for the 2004 first quarter compares to unaudited pro forma income from operations of $28.0 million for the 2003 first quarter.

•                  Depreciation and amortization expense for the quarter was $57.5 million as compared to $52.9 million on a pro forma basis in the 2003 first quarter.  Our depreciation and amortization expense is expected to be $220-$230 million for the year as compared to our earlier expectation of $210-$220 million.  This $10 million increase is the result of shortened useful lives for certain equipment that is located at plants that will be closed.

•                  Energy costs at our U.S. mills, on a pro forma basis, were up approximately $3.0 million in the 2004 first quarter as compared to the 2003 quarter.

•                  Fiber costs at our U.S. mills, on a pro forma basis, were up approximately $2.1 million in the 2004 first quarter as compared to the 2003 quarter.

•                  Other Expense increased due to a charge of approximately $3 million related to asset retirements and disposals.  Amortization of intangibles amounting to $7.4 million due to the effects of purchase accounting in connection with the merger is also included in Other Expense in the 2004 first quarter and further such amortization is expected in the next two quarters but it is expected to be at a diminishing rate after these periods.

•                  In the first quarter, the Company achieved more than $10 million of synergies arising from the August 2003 merger, compared to more than $6 million that was achieved in the fourth quarter of 2003.  Higher volume of the Company’s paperboard production integrated into its carton converting system is one important factor in the synergy achievement.

Net interest expense was $37.9 million for the 2004 first quarter as compared to pro forma interest expense of $36.1 million in the 2003 first quarter.

Income tax expense for the 2004 and 2003 periods was primarily incurred on income earned in foreign countries.  The company has approximately a $1.4 billion net operating loss (“NOL”) which may be available to shelter future taxable income, but is subject to limitations as described in the Company’s filings with the Securities and Exchange Commission (“SEC”).

Capital expenditures for the 2004 first quarter were $45.0 million of which approximately $24.9 million is attributed to expenditures on our beverage carton manufacturing initiative.  Expenditures on this initiative now total to $52.7 million of the total projected expenditure of $75 million over the 2003-2005 period.  Our total capital expenditures for the 2004 year continue at approximately $150 million as previously disclosed.

EBITDA for the 2004 first quarter was $84.2 million as compared to $80.9 million on a pro forma basis for the 2003 quarter.  Credit agreement EBITDA for the 2004 first quarter was $95.6 million as compared to $88.5 million on a pro forma basis for the 2003 quarter.  Credit agreement EBITDA refers to EBITDA as defined in the Company’s credit agreement and is a financial measure that is used therein for purposes of determining compliance with specified financial ratios.  It is calculated on a pro forma basis for the merger in accordance with the credit agreement.  Credit agreement EBITDA is not a defined term under GAAP and should not be considered as an alternative to income from operations or net income as a measure of operating results or to cash flows as a measure of the liquidity.  Borrowings under the credit agreement are a key source of the company’s liquidity.  A tabular reconciliation of EBITDA and Credit Agreement EBITDA is attached to this release.

Graphic Packaging Corporation expects to file its Form 10-Q Report for the period ended March 31, 2004 this week which will provide additional information regarding results for the period.

The Company will host a conference call at 10:00 a.m. EDT on Thursday, May 6th.  To access the conference call, listeners calling from within North America should dial +1-800-728-2056 at least 15 minutes prior to the start of the conference call.

About Graphic Packaging Corporation

Graphic Packaging Corporation was formed in August 2003 as a result of the merger of Riverwood Holding, Inc. and Graphic Packaging International Corporation.  Graphic Packaging is a leading provider of paperboard packaging solutions to the beverage, food and consumer product industries.  Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.

Forward Looking Statements

This earnings release includes forward-looking statements as to management’s or the Company’s expectations and beliefs.  Forward-looking statements are based upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company, as to which there can be no assurance.  Important factors detailed in the Company’s Securities and Exchange Commission filings, as well as the following important factors, could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements.  These statements are subject to risks and uncertainties relating to the merger with Graphic Packaging International Corporation; the Company’s substantial amount of debt; achieving improved volumes in North American consumer products packaging and North American beverage carton markets; the sale of additional paperboard into the open market; the selling prices the Company realizes for its products; the extent to which the Company can implement its business strategies and achieve forecast synergies;  prolonged disruptions in the Company’s production facilities; competitive conditions; the volatility of energy and raw material costs and availability; the loss of key executives; general economic and business conditions both in the U.S. and globally;  labor relations;  currency translation movements and the risks of doing business in foreign countries.

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Millions, Except Share Amounts)

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and Equivalents	$10.5	$17.5
Receivables, Less Allowance for Doubtful Accounts of $3.7 and $4.4 at March 31, 2004 and December 31, 2003, respectively	233.4	198.5
Inventories	308.5	306.9
Prepaid Expenses	13.3	15.1

Total Current Assets	565.7	538.0
Property, Plant and Equipment, Net of Accumulated Depreciation of $950.8 and $908.4 at March 31, 2004 and December 31, 2003, respectively	1,700.1	1,722.9
Goodwill	652.9	624.3
Intangible Assets, Net of Accumulated Amortization of $46.4 and $38.0 at March 31, 2004 and December 31, 2003, respectively	184.2	192.3
Other Assets	120.2	122.8

Total Assets	$3,223.1	$3,200.3

LIABILITIES
Current Liabilities:
Short-Term Debt	$39.8	$38.4
Accounts Payable and Other Accrued Liabilities	313.8	346.7
Total Current Liabilities	353.6	385.1

Long Term Debt, Less Current Portion	2,178.7	2,116.2
Other Noncurrent Liabilities	216.2	210.0
Total Liabilities	2,748.5	2,711.3

SHAREHOLDERS’ EQUITY
Preferred Stock par value $0.01 per share; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock par value $0.01 per share; 500,000,000 shares authorized; 198,416,983 and 198,378,110 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	2.0	2.0
Capital in Excess of Par Value	1,168.7	1,168.5
Accumulated Deficit	(610.4)	(598.0)
Minimum Pension Liability Adjustment	(60.2)	(60.2)
Accumulated Derivative Instruments Loss	(13.8)	(12.7)
Cumulative Currency Translation Adjustment	(11.7)	(10.6)
Total Shareholders’ Equity	474.6	489.0
Total Liabilities and Shareholders’ Equity	$3,223.1	$3,200.3

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31, 2004	March 31, 2003

Net Sales	$575.9	$298.0
Cost of Sales	486.9	239.9
Selling, General and Administrative	48.2	29.9
Research, Development and Engineering	2.4	1.4
Other Expense, Net	11.7	1.9

Income from Operations	26.7	24.9
Interest Income	0.1	0.1
Interest Expense	(38.0)	(34.0)

Loss before Income Taxes and Equity in Net Earnings of Affiliates	(11.2)	(9.0)
Income Tax Expense	(1.5)	(1.0)
Equity in Net Earnings of Affiliates	0.3	0.2

Net Loss	$(12.4)	$(9.8)

Loss Per Share - Basic	$(0.06)	$(0.09)
Loss Per Share - Diluted	$(0.06)	$(0.09)

Weighted Average Number of Shares Outstanding - Basic	198.4	114.9
Weighted Average Number of Shares Outstanding - Diluted	198.4	114.9

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Millions)

(Unaudited)

	Three Months Ended
	March 31, 2004	March 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(12.4)	$(9.8)
Noncash Items Included in Net Loss:
Depreciation and Amortization	57.5	31.2
Deferred Income Taxes	—	0.2
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	6.5	5.0
Equity in Net Earnings of Affiliates, Net of Dividends	0.7	(0.2)
Amortization of Deferred Debt Issuance Costs	2.1	1.6
Loss on Retirement of Assets	3.0	—
Other, Net	0.1	0.1
Changes in Operating Assets & Liabilities:
Receivables	(35.0)	(0.1)
Inventories	(3.7)	(8.3)
Prepaid Expenses	1.6	(1.9)
Accounts Payable and Other Accrued Liabilities	(42.5)	(1.5)
Other Noncurrent Liabilities	0.1	0.8

Net Cash (Used in) Provided by Operating Activities	(22.0)	17.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property, Plant and Equipment	(45.0)	(19.6)
Increase in Other Assets	(3.9)	(1.1)

Net Cash Used in Investing Activities	(48.9)	(20.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing under Revolving Credit Facilities	176.8	95.0
Payments on Revolving Credit Facilities	(112.8)	(94.0)
Payments on Debt	(0.3)	(0.2)
Issuance of Common Stock	0.2	—
Repurchases of Redeemable Common Stock	—	(0.4)

Net Cash Provided by Financing Activities	63.9	0.4

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—

Net Decrease in Cash and Equivalents	(7.0)	(3.2)
Cash and Equivalents at Beginning of Period	17.5	13.8

CASH AND EQUIVALENTS AT END OF PERIOD	$10.5	$10.6

Reconciliation of Non-GAAP Financial Measures

The table below sets forth the Company’s earnings before interest expense, income tax expense, equity in the net earnings of the Company’s affiliates, depreciation and amortization (“EBITDA”), and “Credit Agreement EBITDA,” which is a financial measure that is used in the Company’s Senior Secured Credit Agreement. Since entering into its Senior Secured Credit Agreement, the Company has disclosed its Credit Agreement EBITDA in quarterly earnings releases, but is also disclosing EBITDA in this release because the Company believes EBITDA is also an important measure of our performance. Neither EBITDA nor Credit Agreement EBITDA is a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity.

Credit Agreement EBITDA differs from EBITDA in that in addition to adjusting net income to exclude interest expense, income tax expense, equity in the net earnings of the Company’s affiliates and depreciation and amortization, Credit Agreement EBITDA also adjusts net income by excluding certain other items and expenses, as specified below. The Company’s definition of Credit Agreement EBITDA may differ from that of other similarly titled measures at other companies. The Senior Secured Credit Agreement requires the Company to comply with a specified consolidated debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to consolidated interest expense ratio for specified periods, (as described in the Company’s reports filed with the SEC).

	Three Months Ended
(In millions of dollars)	March 31, 2004	March 31, 2003 (C)
Net Loss	$(12.4)	$(8.9)
Add (Subtract):
Income Tax Expense	1.5	1.0
Equity in Net Earnings of Affiliates	(0.3)	(0.2)
Interest Expense, Net	37.9	36.1
Depreciation and Amortization	57.5	52.9

EBITDA	84.2	80.9

Other Non-Cash Charges (A)	9.5	5.3
Merger Related Expenses	0.8	2.3
Dividends from Equity Investments	1.1	—

Credit Agreement EBITDA (B)	$95.6	$88.5

Notes:

(A) Other non-cash charges include non-cash charges for pension, postretirement and postemployment benefits, and amortization of premiums on hedging contracts deducted in determining net income.

(B) Credit Agreement EBITDA is calculated in accordance with the definitions contained in the Company’s Senior Secured Credit Agreement. Credit Agreement EBITDA is defined as consolidated net income before consolidated interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, and any income or loss accounted for by the equity method of accounting.

(C) Credit Agreement EBITDA for the three months ended March 31, 2003 is calculated on a pro forma basis giving effect to the merger as if the Senior Secured Credit Agreement was in effect with respect to such period.

COMBINED COMPANY

UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)

	Three Months Ended				Year Ended
	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Dec. 31, 2003
Net Sales	$543.1	$599.0	$585.4	$568.6	$2,296.1
Cost of Sales	457.7	505.7	484.9	485.6	1,933.9

Selling, General and Administrative, Research, Development and Engineering	57.4	57.9	61.2	64.2	240.7

Income from Operations	28.0	35.4	39.3	18.8	121.5

Interest Expense, Net	(36.1)	(36.2)	(39.5)	(36.3)	(148.1)

Loss on Early Extinguishment of Debt	—	—	(46.6)	—	(46.6)

Loss before Income Taxes and Equity in Net Earnings of Affiliates	(8.1)	(0.8)	(46.8)	(17.5)	(73.2)
Income Tax (Expense) Benefit	(1.0)	(3.6)	(1.2)	3.3	(2.5)
Loss before Equity in Net Earnings of Affiliates	(9.1)	(4.4)	(48.0)	(14.2)	(75.7)

Equity in Net Earnings of Affiliates	0.2	0.5	0.4	0.2	1.3

Net Loss	$(8.9)	$(3.9)	$(47.6)	$(14.0)	$(74.4)
Loss Per Diluted Share	$(0.04)	$(0.02)	$(0.24)	$(0.07)	$(0.38)
Weighted Average Number of Diluted Shares Outstanding	198.4	198.4	198.3	198.4	198.3

Other Data:
Total Depreciation & Amortization	$52.9	$53.0	$53.5	$55.5	$214.9

The unaudited condensed pro forma combined financial information above is based on the Company’s actual financial results for the periods indicated and the historical results of Graphic from the beginning of the periods presented through the date of the Merger. The pro forma financial information has been prepared in accordance with accounting principles generally accepted in the United States of America and is provided for comparison and analysis purposes only. The unaudited pro forma combined financial information does not purport to represent the combined company’s results of operations or financial condition had the Merger and Related Financing Transactions actually occurred as of such dates or of the results that the combined company would have achieved after the Merger.

Adjustments contained in the above Unaudited Condensed Pro Forma Combined Statement of Operations are consistent to those adjustments within the Unaudited Condensed Pro Forma Combined Statement of Operations included in the Company’s Form 10-K for the year ended December 31, 2003.